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                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Alloy, Inc.

We consent to the use of our report dated March 14, 2003, with respect to the consolidated balance sheet of Alloy, Inc. and subsidiaries as of January 31, 2003 and the related consolidated statements of operations and comprehensive
(loss) income, changes in stockholders' equity, and cash flows for the year then ended, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No.142, "Goodwill and Other Intangible Assets" and to our audit of the adjustments that were applied to restate the disclosure for reportable segments to revise the 2001 and 2000 financials statements, as more fully described in Note 17 to the financial statement. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements other than with respect to such adjustments to restate the disclosure for reportable segments.

                  /s/ KPMG LLP

New York, New York
June 17, 2003



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